AGREEMENT

This Agreement dated July 13, 2004 ("Agreement") is by and between Atlantic Synergy, Inc. (the “Company”) and Stephen Brock (“Brock”).

W I T N E S S E T H:

WHEREAS, the Company desires purchase 200,000 shares of the Company’s common stock, $.001 par value per share (the “Shares”) held by Brock;

WHEREAS, Brock desires to sell the Shares to the Company; and

WHEREAS, the Company and Brock desire to set forth in writing the terms and conditions of their agreement and understanding concerning the purchase and sale of the Shares;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the parties hereto agree as follows:

1.

Purchase of shares from Brock.  The Company agrees to purchase, and Brock agrees to sell 200,000 Shares at an aggregate purchase price of $200.00 (or $.001 per share) in cash immediately due and payable upon the signing of this Agreement.

2.

Warranties and Representations of Brock. Brock warrants and represents to the Company that Brock owns the Shares free and clear of any claim whatsoever by any parties; Brock has not pledged or encumbered the Shares in any manner; the Shares are nonassessable; Brock has granted no right, warrant, purchase option, or any other right which directly or indirectly affects the Shares; and the Shares are freely assignable by Brock to the Company in accordance with this Agreement.

3.

Miscellaneous.

(a)

Assignment.  All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b)

Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, excluding any provision which would require the use of the laws of any other jurisdiction.

(c)

Entire Agreement, Amendments and Waivers.  This Agreement constitutes the entire agreement of the parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof.  No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by such party or an authorized agent or such party.

(d)

Faxed Signatures.  For purposes of this Agreement, a faxed signature shall constitute and original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

_______________________

/s/ Stephen Brock

Stephen Brock

Atlantic Synergy, Inc.

/s/ Oleg Firer

Oleg Firer

Chief Executive Officer